Exhibit 99.1

    HUNTINGTON, W.Va., Feb. 24 /PRNewswire-FirstCall/ — Champion Industries, Inc. (Nasdaq: CHMP) today announced net income of $14,000 or $0.00 on an earnings per share basis for the three months ended January 31, 2004 compared to $254,000 or $0.03 per share for the same period in 2003. The Company’s balance sheet reflected interest-bearing debt to equity at under 12.0 percent, book value per share of $4.35, working capital in excess of $26.0 million and total shareholders equity of $42.2 million.

    The Board of Directors announced the declaration of the Company’s quarterly dividend of five cents per share. The cash dividend will be paid on March 22, 2004, to shareholders of record on March 5, 2004.

    Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “Our fiscal first quarter continued to remain challenging and was down compared to the prior year. Our sales dollars increased over 2 percent for the quarter with increases in both of our business segments. Additionally, Champion generated $2.0 million in cashflow from operations, thus enabling the Company to fully fund $1.0 million in property, plant and equipment additions on a debt free basis. However, our SG&A increases outpaced the contribution margin from the additional sales growth. Our SG&A increases were primarily due to increased payroll expenses to support the sales growth and increased professional fees during the quarter.  Subsequent to quarter end, we received positive news regarding the Jackson Mississippi jury verdict, which was reversed and remanded for a new trial by the Mississippi Court of Appeals. The plaintiffs have petitioned for a rehearing of this ruling.  In addition, after the end of the quarter, we consolidated our Knoxville plant into our existing Blue Ridge Printing facility.”

    Revenues for the three months ended January 31, 2004 were $29.3 million compared to $28.6 million in the same period in 2003. This change represented an increase in revenues of $700,000 or 2.4 percent. The printing segment experienced a sales increase of $391,000 or 1.7 percent while the office products and office furniture segment experienced an increase of $303,000 or 5.0 percent. Kirby J. Taylor, president and chief operating officer, noted, “Our gross margin percentages contracted during the period in part due to changes in our sales mix and divisional sales mix in the printing segment. This led to an overall decrease in gross margin contribution in printing of approximately $100,000.  The Office products and office furniture segment experienced strong gross margin percent improvements over the prior year due to the implementation of an import program, margin enhancements on sales growth and new pricing programs for the calendar year of which one month was included in our first quarter. This led to an overall increase in gross margin contribution of approximately $150,000 from this segment. The net increase in gross margin dollars was not enough to overcome our SG&A expense increase on a percentage of sales basis, which increased to 27.0 percent from 26.1 percent in 2003. This increase is being addressed through various avenues including the Knoxville consolidation into the Asheville facility and the consolidation of several locations into a new building in Baton Rouge.”

    Mr. Reynolds concluded, “We begin 2004 with several positive events in process, including cost reduction strategies through consolidation, sales force enhancement initiatives at several divisions and positive developments with certain external factors, specifically related to legal issues including the jury verdict reversal in Mississippi. We have numerous irons in the fire all focused on core and strategic growth initiatives as well as cost reduction strategies.”

    Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky), Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets and Champion Morgantown (West Virginia), The Merten Company (Ohio), Smith & Butterfield (Indiana and Kentucky), Bourque Printing, Upton Printing, Transdata Systems and Diez Business Machines (Louisiana), Dallas Printing (Mississippi), U.S. Tag (Maryland), Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey), Donihe Graphics (Tennessee) and Blue Ridge Printing (North Carolina and Tennessee).

    Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three Months ended January 31,
	2004	2003
Total Revenues	$29,313,000	$28,619,000
Net income	14,000	$254,000
Per share data:
Net income:
Basic and diluted	$0.00	$0.03
Weighted Average
Shares
outstanding:
Basic	9,717,000	9,714,000
Diluted	9,826,000	9,730,000

     Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492

SOURCE  Champion Industries, Inc.
    -0-                             02/24/2004
    /CONTACT:  Todd R. Fry, Chief Financial Officer of Champion Industries,
Inc., +1-304-528-5492/
    /Web site:  http://www.champion-industries.com /
    (CHMP)

CO:  Champion Industries, Inc.
ST:  West Virginia
IN:   OFP REA
SU:  ERN DIV